EXHIBIT 10.10

                               M E M O R A N D U M

TO:           Buba Levy and Nolan Lehmann

FROM:         Kirby Attwell

DATE:         January 4, 1995

RE:           Travis International, Inc. Incentive Compensation Program ("TICP")

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The Incentive Compensation Program for Travis management discussed between Bubba and Kirby on December 30, 1994, was based on creating a pool from the excess of a 15% Return on Equity grossed up for tax effects.

The numerator would be the net income for the year plus an adjustment of the after tax effect of any Consult and Non Compete Agreements which are part of the acquisition trade The denominator would be the average net worth as calculated by the average of the monthly book equity on the internal books during the year and the audited year end.

A pool from the excess of the 15% Return on Equity would be created from:

      5% of the excess between 15% and 17%, plus
      10% of the excess between 17% and 19%, plus
      15% of the excess between 19% and 21%, plus
      20% of the excess over 21%

This pool would be grossed up for tax effects and paid to Travis management which at this time includes Kirby and Tim.

The figures used in the discussion with Bubba were from the original Investors Memorandum which did not include the additional $500,000 equity raised. This has the result of lowering the calculations. The Investors Memorandum included a reinvestment of cash in acquisitions Our Budget does not. Attached is a worksheet prepared by Tim showing the results of the TICP per the current Budget.